Exhibit 10.7

September 2, 2016
SENT VIA EMAIL
Zig Serafin

Re: Offer of Employment
Dear Zig
We're excited to offer you full time employment at Qualtrics as Chief Operating Officer, and look forward to your contribution. Our success is attributable to our team members, and we feel confident that you will help us continue in our growth and tradition of excellence.
This letter describes the essential elements of Qualtrics' offer to you and summarizes the terms of your employment.

•	Your starting base salary will be $500,000 annually and will be paid in gross installments of $20,833 on a semi-monthly basis.

•	Your variable pay will be $300,000 on-target and will be based upon achieving Qualtrics' operating plan. Any variable pay for your first year of employment will be prorated based on your start date.

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You will be eligible to receive a cash retention bonus of $1,050,000, payable at the earliest of(l) the 4.5 year anniversary of your start date with the Company, (2) the effective date of an s-1 filing, subject in case of (1) and (2) to your continued employment with the Company, or (3) if you are terminated without Cause (as defined below) or you resign for Good Reason (as defined below), subject to your delivery to the Company of an effective release of claims against the Company, its affiliates, directors and officers in a form acceptable to the Company within 45 days after the date that your employment ends (the "Release Requirement").

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Definitions of Cause and Good Reason. For purposes of this letter, "Cause" means (i) your dishonest statements or acts with respect to Qualtrics or any affiliate of Qualtrics, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your gross negligence, willful misconduct or insubordination with respect to Qualtrics or any affiliate of Qualtrics; or (iv) your material violation of any provision of any agreement(s) between you and Qualtrics relating to noncom petition, nonsolicitation, nondisclosure and/ or assignment of inventions. For purposes of this letter, "Good Reason" means that you provide notice to Qualtrics within 30 days after the first occurrence of one of the following events, Qualtrics (or its successor) fails to cure such event within 30 days after receipt of such notice, and you resign within 14 days after such 30-day cure period: (i) a material diminution in your responsibilities, authority or duties, provided that a change in title alone shall not constitute Good Reason, nor shall a change in your responsibilities, authority or duties resulting solely from Qualtrics becoming a unit or division within an acquiring entity; (ii) a material diminution in your base salary; or (iii) a material change in the geographic location at which you are required to provide services to the Company.

1-800-340-9194 | hiring@qualtrics.com | www.qualtrics.com/careers

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You will receive a one-time sign on bonus of $200,000 (subject to all applicable federal and state tax withholdings). This bonus will be included in your first paycheck. If you voluntarily resign without Good Reason or are terminated by the Company for Cause, in either case, during the first two years of your employment, this bonus will be repayable to Qualtrics on a pro rata basis.

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You will be eligible to participate in Qualtrics' Restricted Stock Unit plan. Within 120 days of your start date, you will receive a grant of 5,850,000 Restricted Stock Units (the "First RSU Grant"). These units will vest ratably over 6 years beginning on your start date, with a one year cliff, and quarterly thereafter. There is also a performance based vesting criteria of an IPO or change in control. Additionally, this First RSU Grant is contingent upon you signing the appropriate paperwork to be provided to you in connection with such grant

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Within 120 days of your start date, you will receive a grant of 312,000 Restricted Stock Units (the "Second RSU Grant," and together with the First RSU Grant, the "Initial RSU Grant")' These units will vest ratably over 2 years beginning on your start date, with a one year cliff, and quarterly thereafter. There is also a performance based vesting criteria of an IPO or change in control. Additionally, this Second RSU Grant is contingent upon you signing the appropriate paperwork to be provided to you in connection with such grant.

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If your employment is terminated by the Company other than for Cause or you resign for Good Reason, then subject to the Release Requirement, 50% of the portion of the Initial RSU Grant that has not yet satisfied the time-based vesting as of such date shall be accelerated and deemed to have satisfied the time-based vesting requirement.

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If your employment is terminated by the Company other than for Cause or you resign for Good Reason, in either case, on the date of or within 12 months following a Sale Event (as defined in the Company's 2014 Stock Option and Grant Plan), then, subject to the Release Requirement, the time-based vesting of the Initial RSU Grant shall be 100% accelerated.

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If your employment is terminated by the Company other than for Cause or you resign for Good Reason, then subject to the Release Requirement, the Company will pay you cash severance in an amount equal to six months of your monthly base salary (the "Cash Severance"). Contingent on satisfaction of the Release Requirement, the Cash Severance shall commence within 60 days after the date your employment ends (but if such 60-day period spans two calendar years, shall commence in the second calendar year), and shall be paid in reasonably equal semi-monthly installments for six months.

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You will receive a $1,000,000 loan, accruing interest at the lowest applicable federal rate on the date the loan is made. The terms of this loan will be finalized through discussions with legal counsel.

•	All payments made pursuant this letter are intended to be exempt from Section 409A of the Internal Revenue Code and shall be interpreted in accordance with such intent

•	You will be eligible for the Qualtrics benefits package on the first day of the month following your start date. The benefits package includes the following:

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Health Coverage: Qualtrics offers medical, dental, and vision coverage. Information about the plans and pricing for this coverage will be provided to you after your start date, and you will be permitted to choose from several different plan options.

1-800-340-9194 | hiring@qualtrics.com | www.qualtrics.com/careers

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Life and Disability Insurance: At no cost to you, Qualtrics will provide life insurance coverage equal to one year of your base salary as well as long-term disability coverage equal to 60% of your monthly salary. You will have the option to purchase additional life insurance coverage and short-term disability coverage, subject to our insurance carrier's purchase requirements.

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Paid Time Off: A salaried employee receives 15 days of paid time off, along with 7 paid holidays throughout the year. In addition, we have a holiday shutdown period each year from December 26 to December 31. Employees who are starting mid-year will have their discretionary time pro-rated 1 day for each month that has passed during the year in which they begin employment with Qualtrics. Every two years that the employee is with Qualtrics, an extra tenure day will be granted for discretionary use.

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401(k) plan: Qualtrics will automatically contribute 3% of your base plus overtime earnings to your 401k, subject to applicable IRS limits. You can contribute between 1% and 90% of your earnings, subject to federal annual contribution limits. You must be 18 years or older to participate and will be eligible for the Qualtrics 401k program the first day of the month, 90 days following your hire date.

•	Qualtrics will reimburse you up to $5,000 for your documented legal fees incurred in connection with negotiating this letter agreement
Please indicate your acceptance of this offer by signing below and returning a copy of this letter to me via email. This offer of employment is contingent upon your entering into the employment agreement that will be provided to you and your successful completion of a background check. Please complete the background disclosure form sent to you and return it with this offer letter. The terms and benefits described above are current as of the date of this letter but may be changed by Qualtrics at any time in the future in its discretion. This letter constitutes the entire agreement between Qualtrics and you with respect to the subject matter hereof and supersedes all prior agreements between us concerning such subject matter. Should you have any questions regarding the offer, please feel free to contact me. We look forward to your favorable reply and to a productive and exciting work relationship.

Signature	/s/ Zig Serafin

Date	9/2/2016

Regards,

Qualtrics Compensation &Benefits

Qualtrics, LLC

1-800-340-9194 | hiring@qualtrics.com | www.qualtrics.com/careers